       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 15, 1999
                                        REGISTRATION STATEMENT NO. 333-_____
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549

                                      FORM S-3

                            REGISTRATION STATEMENT UNDER
                             THE SECURITIES ACT OF 1933


                           ALLIANCE PHARMACEUTICAL CORP.
               (Exact name of registrant as specified in its charter)

                        NEW YORK                 14-1644018
              (State or other jurisdiction            (I.R.S. Employer
          of incorporation or organization)        Identification Number)

                               3040 SCIENCE PARK ROAD
                                SAN DIEGO, CA  92121
                                   (619) 558-4300
           (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                                   DUANE J. ROTH
                              CHIEF EXECUTIVE OFFICER
                           Alliance Pharmaceutical Corp.
                               3040 Science Park Road
                                San Diego, CA  92121
                                   (619) 558-4300
             (Name, address, including zip code, and telephone number,
                          of agent for service of process)

                                      COPY TO:

                                Melvin Epstein, Esq.
                           Stroock & Stroock & Lavan LLP
                                  180 Maiden Lane
                                New York, NY  10038


          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.


     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. []

                          CALCULATION OF REGISTRATION FEE


  Title of Each                     Proposed        Proposed
     Class of                        Maximum         Maximum
    Securities        Amount        Offering        Aggregate       Amount of
      To Be           To Be           Price         Offering      Registration
    Registered      Registered      Per Unit          Price            Fee
 Common Stock
 $0.01 par value    10,000,000       2.81(1)      28,100,000(1)     $7,812

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c).

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                    SUBJECT TO COMPLETION, DATED APRIL 15, 1999

                           ALLIANCE PHARMACEUTICAL CORP.

                                     10,000,000

                               SHARES OF COMMON STOCK

                                    ------------

     Alliance Pharmaceutical Corp. is offering 10,000,000 shares of common stock with this prospectus. Our common stock is listed and traded on the Nasdaq National Market under the symbol "ALLP." On April 13, 1999, the last reported sale price of the common stock on the Nasdaq National Market was $2.75 per share.

                                        Per Share         Total
                                        ---------         -----
 Public Offering Price
 Placement Fees
 Proceeds to Alliance

     The shares of common stock are being offered directly by Alliance only to selected institutional and accredited investors. We intend to sell up to 10,000,000 shares of common stock. Cruttenden Roth Incorporated will act as the placement agent in connection with the offering and will use its best efforts to introduce Alliance to investors. Cruttenden Roth has no commitment to buy any of the shares offered. All investor funds received prior to the closing of the offering will be deposited into escrow with an escrow agent until the closing. If, for any reason, the offering is terminated any funds received will be returned promptly.

     WE URGE YOU TO READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE -- FOR A DESCRIPTION OF RISKS ASSOCIATED WITH PURCHASING OUR COMMON STOCK THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information.

                  The date of this prospectus is ________ __, 1999.

RED HERRING LANGUAGE

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                 TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Incorporation of Certain Documents by Reference. . . . . . . . . . . . . .
Where You Can Find More Information. . . . . . . . . . . . . . . . . . . .
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Dilution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . .
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

                         NOTE TO READERS OF THIS PROSPECTUS

     We were incorporated in 1983 in New York. When we refer to "us," "we," "our," "the Company" and "Alliance" in this prospectus, we mean Alliance Pharmaceutical Corp. and its consolidated subsidiaries. Our address is 3040 Science Park Road, San Diego, California 92121. Information contained on our website does not constitute part of this prospectus.

IMAGENT-Registered Trademark-, LIQUIVENT-Registered Trademark- and FLOGEL-Registered Trademark- are registered trademarks of Alliance. OXYGENT-TM-, PULMOSPHERES-TM- and RODA-TM- are trademarks of Alliance.

                 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus may contain forward-looking statements regarding our plans, expectations, estimates and beliefs. Our actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as "believe," "anticipate," " expect," "intend," "plan," "will," "may," and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements in this document include, but are not necessarily limited to, those relating to:

     -    our ability to raise additional capital when needed

     - obtaining, or our ability to obtain, approval by the FDA and other regulatory authorities for certain products

     - our ability or capacity to manufacture, market and distribute our products

     -    uncertainty of market acceptance of our products

     -    our ability to obtain patents for our products and technologies

     - relationships with and abilities of important suppliers and business partners

     - the development of new products and enhanced versions of existing products

Factors that cause actual results or conditions to differ from those anticipated by these and other forward-looking statements include those more fully described in the risk factors section and elsewhere in this prospectus. We are not obligated to update or revise these forward-looking statements to reflect new events or circumstances.

                                 PROSPECTUS SUMMARY

     MANY OF THE MATTERS SET FORTH IN THIS PROSPECTUS CONTAIN FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS PROSPECTUS. WE REFER YOU TO CAUTIONARY INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS AND IN OTHER DOCUMENTS WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION FROM TIME TO TIME.
                                    THE COMPANY

BUSINESS: Alliance Pharmaceutical Corp. is a pharmaceutical research and development company with three products in late-stage human (clinical) development, each of which is designed to address a different medical need. These products are based on our expertise with perfluorochemicals ("PFCs") and other technologies. PFCs are man-made chemicals that can dissolve and carry oxygen and other gases, and may therefore be useful for delivering oxygen throughout the body, including within the lung. PFCs have also been shown to be useful in enhancing ultrasound images.

          We are also employing our adaptable core technologies to develop a new, versatile system for delivery of various types of drugs into the lungs for treatment of lung diseases and for distribution of medications to other parts of the body. In addition, we have other products in early development.

LEADING
PRODUCTS: OXYGENT is a temporary oxygen carrier to reduce or eliminate the need for human blood transfusions during elective surgeries where substantial blood loss is common. OXYGENT is a "blood substitute" that uses PFCs as raw materials, not human or animal blood. It therefore carries no risk of infectious disease, can be sterilized, is compatible with all blood types and has a shelf-life of approximately two years. Unlike other blood substitutes currently under development, OXYGENT is manufactured using cost-effective methods that we believe will allow us to market the product at a price that is competitive to that of donor blood. A Phase 3 study is underway in Europe in order to assess whether the use of OXYGENT can reduce the need for donor blood in surgical patients. We are also planning to conduct an additional Phase 3 study in the United States. Phase 3 studies are typically the final human studies required prior to submission of a New Drug Application to the U.S. Food and Drug Administration (FDA) or foreign agency requesting approval to market a new drug.

          LIQUIVENT is a PFC liquid that is trickled directly into the lungs of a patient who is being supported by a mechanical ventilator. LIQUIVENT therapy is expected to reduce the damage resulting from prolonged use of the ventilator, open up collapsed air sacs, assist in providing oxygen to and removing carbon dioxide from the lungs, and flush debris from the lungs. In human trials, the use of LIQUIVENT led to improvements in lung function and a decline in the number of days on a ventilator. We are currently conducting a Phase 3 clinical study in the U.S., Canada, and Europe to evaluate the use of LIQUIVENT for the treatment of adult patients with acute (sudden-onset) lung injury and acute respiratory distress syndrome. LIQUIVENT has been granted Subpart E ("fast track") status by the FDA; however, one or more additional studies may be required prior to filing a New Drug Application with the FDA.

          IMAGENT is a PFC-based diagnostic agent intended for use with ultrasound diagnostic techniques to enhance real-time images of blood flow in the blood vessels, heart, and other organs. Enrollment has been completed in Phase 3 studies in which IMAGENT was evaluated as a contrast agent to improve ultrasound images of the heart in cardiac patients. The data from these studies is under analysis, and we are planning to submit a New Drug Application to the FDA in the second half of 1999. In previous human studies, IMAGENT enhanced signals from blood vessels using gray-scale, color and Power Doppler, and harmonic ultrasound imaging methods. IMAGENT is being developed with Schering AG, Germany.

          PULMOSPHERES are drug-containing hollow, porous particles that are being developed for delivery of drugs to the lungs. The PULMOSPHERE particles may be suspended in PFCs or other propellants for delivery to the lungs via traditional inhalers and other devices. PULMOSPHERES have been formulated with a variety of drugs such as asthma medications, antibiotics, proteins and peptides. Laboratory (non-human) studies are being conducted to evaluate the potential uses of PULMOSPHERES.

OTHER
PRODUCTS: Our pipeline includes products in various stages of development:

          FLOGEL is a liquid/gel that is intended to reduce the occurrence of internal adhesions (scar tissue) in patients undergoing surgeries of their internal organs. FLOGEL is applied as a cold liquid that becomes a gel at body temperature, forming a barrier that limits the formation of adhesions between tissues. Various drugs may be incorporated into FLOGEL for drug delivery and ophthalmic (eye) indications.

          RODA is a monitor intended to provide real-time measurements of the cardiovascular (heart and blood system) and oxygenation status of surgical patients. We believe this monitor may provide important information during certain surgical procedures involving high blood loss, including those utilizing OXYGENT. We are co-developing the RODA Monitor with our partner, VIA Medical Corporation.


STRATEGY: Our strategy is to (i) identify promising products on our own or with researchers and clinicians in universities and medical centers; (ii) use our scientific and medical expertise, research laboratories and production facilities, and manufacturing know-how to define suitable pharmaceutical formulations; (iii) design and conduct preclinical and clinical development programs; and (iv) oversee and fund product advancement into late-stage clinical development. Then, we seek to partner with a large pharmaceutical company for the final phase of human testing, worldwide regulatory approvals, manufacturing scale-up and marketing.

          During the past 16 months we resumed responsibility for the development of OXYGENT and LIQUIVENT due to differences in priorities and clinical development strategies with our former partners. This forced us to reallocate our human and capital resources. We are currently focusing on advancing the clinical studies with OXYGENT and LIQUIVENT, and we intend to seek new partners for both products, as well as for PulmoSpheres.

                                           THE OFFERING

Offering.................................................................     10,000,000 shares
Securities offered.......................................................     Common stock, $.01 par value
Shares of common stock outstanding prior to this offering................     33,181,593 shares (1)
Use of proceeds..........................................................     Clinical trials, working capital and
                                                                              general corporate purposes

-------------------
(1)  Shares of common stock outstanding as of April 13, 1999; excludes
     (i) 5,638,018 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $7.71 per share;
     (ii) 565,523 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $14.78 per share; and
     (iii) a variable amount of common stock (which number varies based on the price of the common stock) issuable upon the conversion of Series D and Series E-1 preferred stock.

SUMMARY FINANCIAL DATA

     The following summary financial data for the three years ended June 30, 1998 are derived from the audited consolidated financial statements of Alliance. The financial data for the six months ended December 31, 1998 and 1997 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals which the Company considers necessary for a fair presentation of the financial position and results of operations for such periods.

     Operating results for the six months ended December 31, 1998 are not necessarily indicative of the results that may be expected for the entire year ending June 30, 1999. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information incorporated by reference herein.


                                                                                            SIX MONTHS ENDED
                                               FISCAL YEAR ENDED JUNE 30,                     DECEMBER 31,
                                        -----------------------------------------      --------------------------
OPERATING DATA:                           1996            1997            1998            1997            1998
                                          ----            ----            ----            ----            ----
                                                          (In thousands, except per share data)

Total revenues....................       $ 17,323        $ 44,580        $ 21,209       $ 11,813        $  6,148

Net loss applicable to common
  shares..........................       $(23,172)       $(19,016)       $(33,003)      $(13,814)       $(27,745)

Net loss per common share
  Basic and diluted                      $  (0.91)       $  (0.63)       $  (1.04)      $  (0.44)       $  (0.87)

                                                                           JUNE 30,                DECEMBER 31,
                                                                      -------------------------    ------------
SELECTED BALANCE SHEET DATA:                                           1997            1998            1998
                                                                       ----            ----            ----
                                                                                  (In thousands)
Working capital...........................................           $ 62,995      $ 48,730            $ 30,064

Total assets..............................................            112,013        93,677              77,184

Long-term debt and other..................................              2,871         8,921              12,524

Stockholders' equity......................................             91,331        76,090              54,388

                                    RISK FACTORS

     Investing in our stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our stock. Any of the following risks could materially adversely affect our business, operating results and financial condition and could result in a complete loss of your investment.

WE HAVE A HISTORY OF OPERATING LOSSES AND LIMITED PRODUCT REVENUES

     We cannot assure you that we will become profitable at all or on a sustained basis. Substantially all of our revenues to date have come from licensing fees, milestone payments and payments to fund research and development activities under joint development and license agreements. We have had net operating losses since our inception and we expect such losses to continue until we receive revenues from product sales. As of December 31, 1998, we had an accumulated deficit of $292.0 million. For the years ended June 30, 1996, 1997 and 1998, we incurred net losses of $23.2 million, $19.0 million and $33.0 million, respectively. Our net loss for the six months ended December 31, 1998 was $27.7 million.

WE HAVE FUTURE CAPITAL NEEDS AND ADDITIONAL FINANCING IS UNCERTAIN

     The costs of our current clinical trials are high. We believe that our existing capital resources, including expected revenues from our Schering License Agreement for Imagent and investments, together with the proceeds from this offering (assuming we sell at least $20,000,000 of common stock), will satisfy our capital requirements through December 1999. We cannot be sure how many shares we will sell or how long our capital resources will last. In any event, we will need additional financing. We intend to seek collaborative arrangements for OXYGENT, LIQUIVENT and PULMOSPHERES to help cover the cost of development. Our future capital requirements will depend on many factors, including:

     -  results of our late-stage clinical trials

     -  progress with pre-clinical testing

     -  continued scientific progress in our research and development programs

     -  the time and cost involved in obtaining regulatory approvals

     -  changes in existing collaborative relationships

     -  patent costs

     -  competing technological and market developments

     -  the cost of manufacturing scale-up

     As of April 13, 1999 we have an outstanding bank loan in the amount of $14.1 million. That loan is secured by certain assets, including equipment and machinery. The loan requires us to have at all times cash, cash equivalents and receivables of at least $25 million. As of March 1999, our cash, cash equivalents and receivables were below $25 million and we are in violation of our agreement with the bank. Under our agreement, the bank may demand that we pay all of our loan in full or it may take possession of the assets that secure the loan. If we are forced to pay off our loan with existing cash, we may have to reduce, delay or terminate some of our development efforts. The bank has indicated that if we raise $18 million, it will reduce the cash covenant to $10 million (a portion of which will be held by the bank as collateral), take a lien on some of our patents and otherwise restructure the loan payments.

     We cannot assure you that we will have access to adequate financing in the future or that any prospective financing will be on terms we find acceptable.

SUCCESS OF PARTNERING STRATEGY IS UNCERTAIN

     Our strategy is to enter into license agreements to support the development, commercialization and costs of our products. In May 1998, we restructured our existing partnership agreement for OXYGENT with Ortho Biotech, Inc., a division of Johnson & Johnson, following our failure to reach agreement as to the scope and timing of further clinical development, including whether to proceed with Phase 3 trials at that time. Under the restructured agreement, we have full responsibility, including costs, for worldwide development of OXYGENT. Ortho has a limited option to reacquire the rights to market OXYGENT.

     Under our Schering license agreement for IMAGENT, we depend on Schering for development and regulatory approvals outside the United States and for worldwide marketing of IMAGENT. As of December 30, 1998, the Schering license agreement was modified to reduce ongoing development reimbursement, add new milestone payments and restructure the methods for calculating royalties. The Schering license agreement may not be terminated until September 1999; however, thereafter, it may be terminated on one month's advance notice. A termination of the Schering license agreement could adversely affect our research, development and, ultimately, marketing of IMAGENT.

     Our current partnering strategy is to seek new collaborations for OXYGENT and LIQUIVENT and a similar agreement for PULMOSPHERES. However, we cannot assure you that we will be able to negotiate acceptable collaborative arrangements in the future, or that any current or future arrangements will ultimately be successful. Even if successful, we may not be able to completely control the amount and timing of resources our collaborative partners will devote to these activities. Failure to license our products could have a serious impact on our development strategy and could materially impact our financial condition.

WE ARE IN ARBITRATION WITH A FORMER PARTNER

     In December 1997, our former partner for LIQUIVENT, Hoechst Marion Roussel, Inc. (which we refer to as "HMR"), terminated its license agreement with us. We regained all rights to and responsibilities for the product. In May 1998, HMR asked us to pay them up to $7.5 million, payable in cash or stock. On September 25, 1998, we received a demand for arbitration from HMR, claiming up to $16.8 million, plus interest and punitive damages, in connection with the termination of the HMR license agreement. We have filed a counterclaim against HMR. We do not believe its claim is valid. We intend to contest HMR's claim and believe that the ultimate resolution will not have a material adverse effect on our business. However, no assurance can be given that we will prevail on the claim or that an adverse result will not have a material adverse effect on our business.

THE RESULTS OF CLINICAL TRIALS AND OF GOVERNMENTAL REGULATION ARE UNCERTAIN

     Clinical trials, manufacturing and marketing of our products are subject to the testing and approval process of the FDA and foreign regulatory authorities. The FDA and other regulatory authorities require that the safety and efficacy of a drug be supported by results from adequate and well-controlled clinical trials before approval for commercial sale. If the results of the clinical trials of our products do not demonstrate that they are safe and effective, we will not be able to submit to the FDA a New Drug Application ("NDA") or other relevant applications for pre-market approval. Further, the results of preclinical testing and initial clinical trials do not necessarily predict how safe and effective a product will be when it is evaluated in large-scale Phase 3 clinical trials. It is possible that unacceptable side effects may be discovered at any time. A number of companies have suffered significant setbacks in advanced clinical trials, despite promising results in earlier trials.

     The rate of completion of the clinical trials for our products depends on many factors, including obtaining adequate clinical supplies and the rate of patient recruitment. Patient recruitment is a function of many factors, including the size of the patient population, the proximity of patients to clinical sites, and the eligibility criteria for patients who may enroll in the trial. We may experience increased costs, program delays, or both, if there are delays in patient enrollment in the clinical trials.

     Even if we believe the clinical trials demonstrate the safety and efficacy of a product, the FDA and other regulatory authorities may not accept our assessment of the results. The FDA has required other companies involved in the development of blood substitutes to increase the size of their Phase 3 trials, extending the time and cost to complete the trials. In any case, in order to demonstrate the safety and efficacy of the products we may have to conduct additional clinical trials beyond those currently planned. The process of obtaining regulatory clearances or approvals is costly and time-consuming. We cannot predict how long preclinical and clinical trials will take or whether they will be successful.

     We will not be able to commercialize our products until we have acceptable clinical trial results and regulatory approval. We cannot assure you that the clinical trial results will be favorable or that we will be able to obtain regulatory approval for commercialization of any of our products. We also cannot predict the effect of new governmental regulations.

     As of the date of this prospectus, we have not agreed with the FDA on the design for the U.S. Phase 3 clinical trial for Oxygent.

WE HAVE LIMITED MANUFACTURING CAPABILITY

     While we believe that we can produce materials for clinical trials and the initial market launch for OXYGENT and IMAGENT at our existing San Diego facilities and for LIQUIVENT at our Otisville, New York facility, we may need to expand our commercial manufacturing capabilities for products in the future. This expansion may occur in stages, each of which would require regulatory approval, and product demand could at times exceed supply capacity.

     We have not selected a site for the expanded facilities and cannot predict the amount we will expend for the construction of such facilities. We cannot be sure whether the FDA will determine that such facilities comply with Good Manufacturing Practices. The projected location and construction of such facilities will depend on regulatory approvals, product development, and capital resources, among other factors. We have not obtained any regulatory approvals for our production facilities for these products, nor can we assure you that we will be able to do so.

     The Schering license agreement requires us to manufacture IMAGENT at our San Diego facility for a period of time after market launch and to sell the product to Schering at a negotiated price.

UNPREDICTABILITY OF PATENT PROTECTION AND PROPRIETARY TECHNOLOGY

     We believe that our success will depend largely on our ability to obtain and maintain patent protection for our own inventions, and to license the use of patents owned by third parties. We have obtained patents covering certain intermediate and high concentration PFC emulsions, patents related to liquid ventilation, and patents covering certain stabilized microbubble compositions, as well as other patents. We have filed, and when appropriate will file, other patent applications with respect to our products and processes in the United States and in foreign countries. We cannot assure you, however, that we will develop any additional products and processes that will be patentable or that any additional patents will be issued to us. It is possible that any of our patents or any patents licensed to us may be challenged successfully. It is also possible that we may unintentionally infringe on patents of third parties, or that we may have to alter our products or manufacturing processes to take into account the patents of third parties and this may cause delays in product development. Further, we cannot assure that we will be able to alter our products or manufacturing processes to avoid third party patents, in which case we may have to terminate the development or commercialization of a product or pay royalties to the holders of the patents. Litigation, which could result in a substantial cost to us, may be necessary to enforce any patents we own and/or to determine the scope and validity of others' proprietary rights. We also attempt to protect our proprietary products and processes by relying on trade secret laws and non-disclosure and confidentiality agreements with our employees and certain other persons who have access to our products or processes. It is possible that others will develop such products or processes independently or obtain access to such products or processes. Our competitive position may be affected adversely if others develop or obtain products or processes similar to ours.

     In particular, with respect to ultrasound contrast imaging patents, there are several companies with issued patents and other patent applications in process. Many of these patents overlap each other, and it will take several years to clarify which ones are valid and enforceable. Although we believe we have the right to manufacture, use and sell IMAGENT once it is approved, it is possible that we may need to license rights under patents owned by others, and that such rights may not be available. Other companies may well find that their current or future activities violate our patents. We believe certain companies have obtained patents to which they are not entitled under U.S. law, and have requested patent interference proceedings in the U.S. Patent Office to resolve those issues.

WE RELY ON OTHER PARTIES FOR RAW MATERIALS

     Some of the raw materials for our products are available from single sources. At times, one or more of these raw materials may not be available or may be available only in limited quantities. Our ability to develop our products could be materially adversely affected if sufficient supplies of raw materials are not available. We are currently negotiating with some of these suppliers for long-term supply contracts for raw materials; however, we cannot be sure we will be able to obtain commitments for a long-term supply of these raw materials on acceptable terms.

OUR PRODUCTS ARE IN THE DEVELOPMENT STAGE

     Our products require substantial development efforts. We or our collaborative partners may encounter unforeseen technological or scientific problems, including adverse side effects, which may force us to abandon or substantially change the plan of development of a specific product or process. A technological change or product development by others may also have a significant adverse effect on our operations. Further, even after successful technical development and receipt of governmental approval, a product may not achieve commercial success.

WE LACK SALES AND MARKETING CAPABILITY

     We do not have internal marketing and sales capabilities. Our strategy is for our current and future collaborative partners to market and sell any products that we may successfully develop.

     Should we have to market and sell our products directly, we would need to develop a marketing and sales force with technical expertise and distribution capability. The creation of infrastructure to commercialize pharmaceutical products is an expensive and time-consuming process.

     We cannot assure you that we will be able to establish marketing and sales capabilities or be successful in gaining market acceptance for our products. To the extent that we enter into co-promotion or other licensing arrangements, any revenues we receive will be dependent on the efforts of third parties.

UNCERTAINTY OF THIRD-PARTY REIMBURSEMENT

     Our ability to commercialize our products successfully will depend in part on the extent to which the cost of the products and related treatment will be reimbursed by government authorities, private health insurers and other organizations, such as HMOs. Third party payors are increasingly challenging the prices charged for medical products and services. Also, the trend toward managed healthcare in the United States, the growth of healthcare organizations such as HMOs, and legislative proposals to reform healthcare and government insurance programs could significantly influence the purchase of healthcare services and products, resulting in lower prices and reducing demand for our products. The cost containment measures that healthcare providers are instituting and any healthcare reform could affect our ability to sell our products and may have a material adverse effect on our operations. We cannot assure you that reimbursement in the United States or foreign countries will be available for any of our products, that any reimbursement granted will be maintained, or that limits on reimbursement available from third-party payors will not reduce the demand for, or reduce the price of, our products. The lack or inadequacy of third-party reimbursement for our products would have a material adverse effect on our operations. We cannot forecast what additional legislation or regulation relating to the healthcare industry or third-party coverage and reimbursement may be enacted in the future, or what effect the legislation or regulation would have on our business.

WE DEPEND ON KEY PERSONNEL

     Our ability to develop successful products and to achieve a competitive position will depend, in part, on our ability to attract and retain qualified scientific and management personnel. Competition for such personnel is intense. We cannot assure you that we will be able to attract and retain such personnel. Some of our scientific advisors are employed by, or have consulting arrangements with, third parties that may conflict with their obligations with us. We will require additional expertise and expect to place additional demands on our management and financial resources.

WE MAY BE AT A COMPETITIVE DISADVANTAGE

     We cannot assure you that we will be able to compete successfully. There are many pharmaceutical companies, biotechnology companies, public and private universities, and research organizations actively engaged in research and development of products that may be similar to, or seek to address the same markets as, our products. Many of our existing or potential competitors have substantially greater financial, technical and human resources than we do and may be better equipped to develop, manufacture and market products. These companies may develop and introduce products and processes competitive with or superior to ours. In addition, our products and technologies may be rendered uncompetitive or obsolete by the development of other technologies or products that have an entirely different approach or means of accomplishing the same purposes.

POTENTIAL PRODUCT LIABILITY CLAIMS AND UNINSURED RISKS

     Products or processes that we may develop, license, or sell may expose us to potential liability. Liability of this type could arise from claims by users of our products or of products manufactured by processes we developed, or from manufacturers or others selling our products, either directly or as a component of other products. We currently maintain limited product liability insurance coverage. We cannot assure you that we will be able to maintain this coverage or obtain additional coverage on acceptable terms, or that insurance will provide adequate coverage against all potential claims.

VOLATILITY OF STOCK PRICE

     Historically, the market price of our stock has been highly volatile. The following types of announcements could have a significant impact on the price of our stock:

     -    positive or negative results of testing and clinical trials

     -    amount and terms of future financings

     - technological innovations or commercial product introductions by ourselves or competitors

     -    changes in government regulations

     - developments concerning proprietary rights, including patents and litigation matters

     - failure to enter into a collaborative partnership for OXYGENT, LIQUIVENT or PULMOSPHERES

     -    change in the status of the Schering licensing agreement

     - public concern relating to the commercial value or safety of any of our products

     -    general stock market conditions

     Further, the stock market has in recent months experienced and may continue to experience significant price and volume fluctuations. These fluctuations have particularly affected the market prices of equity securities of many biopharmaceutical companies. Often, the effect on the price of such securities is unrelated or disproportionate to the operating performance of such companies.

WE HAVE SECURITIES THAT ARE ENTITLED TO A LIQUIDATION PREFERENCE

     We currently have 500,000 shares of Series D Preferred Stock outstanding entitled to a liquidation preference of $20 per share. We also have 52,163 shares of the Series E-1 Preferred Stock outstanding entitled to a liquidation preference of $60 per share.

WE DO NOT INTEND TO PAY DIVIDENDS; WE MAY ISSUE ADDITIONAL PREFERRED STOCK

     We have never paid dividends on our common stock and do not intend to pay any dividends in the foreseeable future. Our Board of Directors has the authority to issue up to an additional 2,947,837 shares of preferred stock and may determine the rights, preferences, privileges and restrictions of such shares without any further vote or action by the shareholders. The rights of the holders of our common stock (and any outstanding shares of preferred stock) will be subject to, and may be adversely affected by the rights of the holders of any preferred stock that may be issued in the future. The possible issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of Alliance. The conversion and other features of any series of preferred stock may also limit the price that investors might be willing to pay in the future for shares of our common stock.

SHARES ELIGIBLE FOR FUTURE SALE COULD ADVERSELY AFFECT STOCK PRICES AND ADDITIONAL EQUITY ISSUANCES

     As of April 13, 1999, 6,203,541 shares of our common stock (or 15.8% of the total number of shares outstanding on a fully diluted basis) were issuable upon the exercise of outstanding options and warrants. Additional shares may be issued upon the conversion of preferred stock. Also, over a period of approximately four years, we may issue an indeterminate number of additional shares of our common stock to the former shareholders of MDV Technologies, Inc., a company we acquired in 1996. The existence of such warrants, options and convertible securities, as well as certain registration rights, may adversely affect the terms on which we may obtain additional equity financing and the aftermarket trading of our stock. The holders of the outstanding warrants and options are likely to exercise their securities at a time when we would otherwise be able to obtain capital on terms more favorable than those provided by the exercise or conversion prices thereof.

RISKS ASSOCIATED WITH PREFERRED STOCK FINANCING

     In August 1998, we raised net proceeds of $5.6 million through the issuance of Series E-1 Preferred Stock. In January 1999, the holders of 47,837 shares of Series E-1 Preferred Stock converted such shares into 1,091,338 shares of common stock at a price of $2.63 per share. Today, 52,163 shares of Series E-1 Preferred Shares remain outstanding. The remaining Series E-1 Preferred Stock is convertible into shares of the our common stock based on the trading prices of the common stock during future periods that are described in the certificate of designation. Therefore, we presently are unable to determine the number of shares of our common stock that we may ultimately need to issue upon conversion. If the holders of the remaining Series E-1 Preferred Stock convert when the trading price of our common stock is low, we would need to issue a large number of shares of our common stock upon conversion and this could result in substantial dilution to the holders of our common stock.

     Certain provisions set forth in the stock purchase agreement for the Series E-1 Preferred Stock prohibit us from:

       - declaring, authorizing or setting aside or paying any dividend or other distribution with respect to our common stock

       - repaying, repurchasing or offering to repay, repurchase or otherwise acquire shares of our common stock in any manner

       - issuing any series of preferred stock or other securities with rights senior (in respect of liquidations, dividends, preferences and similar rights) to those of the Series E-1 Preferred Stock

     The certificate of designation filed in connection with the issuance of the Series E-1 Preferred Stock also includes certain penalty provisions that are triggered if we fail to satisfy certain obligations. We may incur substantial financial penalties if we fail to comply with such terms. We cannot assure you that we would be able to fund such penalties, and even if funding is available, the payment of such penalties could adversely affect our business and financial condition.

YEAR 2000 ISSUES

     Many currently installed operating systems and software products are coded only to accept two digit entries in the date code field. Consequently, they are unable to distinguish 21st century dates from 20th century dates. As a result, the computer systems and software used by many companies may need to be upgraded to prevent problems that would result from misreading the entries in the date code field. Failure to correct systems to become "Year 2000 compliant" may result in systems failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process data, send invoices or engage in similar normal business activities.

     We are currently reviewing the potential impact of Year 2000 issues on our business and attempting to mitigate or eliminate those issues. The primary risks to us are those of business continuity. We are determining which equipment we own needs to be replaced. We have also begun communicating with our significant suppliers, financial institutions, insurance companies and other parties that provide us significant services, including clinical trial sites, to determine whether they anticipate Year
2000 problems in their operations. If we or our significant vendors or suppliers are unable to become Year 2000 compliant in time, this could have a material adverse effect on our ability to continue our operations.

                  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any documents we file at the SEC's public reference room in Washington, D.C. at 450 Fifth Street, N.W., Washington, D.C. 20549, or in the public reference rooms located in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's website at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we later file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act:

     1.  Annual Report on Form 10-K/A for the fiscal year ended June 30, 1998;

     2. Quarterly Report on Form 10-Q for the quarters ended September 30, 1998 and December 31, 1998; and

     3.  Registration Statement on Form 8-A, dated October 25, 1984.

     We will provide without charge to any person to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents which have been incorporated by reference in this prospectus. Requests for copies should be directed to Lloyd Rowland, Secretary and General Counsel, Alliance Pharmaceutical Corp., 3040 Science Park Road, San Diego, California 92121, telephone (619) 558-4300.

                        WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-3 (the "Registration Statement") under the Securities Act, with respect to the shares offered in this prospectus. This prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Copies of the Registration Statement (including the omitted portions) are available from the SEC upon payment of prescribed rates. For further information, reference is made to the Registration Statement and the exhibits filed therewith. Statements contained in this prospectus or the Registration Statement relating to the contents of any contract or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance are qualified in all respects by the full text of such contract or document.

     You should rely only on the information or representations provided in this prospectus or incorporated by reference. We have not authorized anyone else to provide you with different information. The selling stockholders have agreed not to make an offer of the shares of our common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page.

                                  USE OF PROCEEDS

     We plan to use the majority of the net proceeds from this offering to fund late-stage clinical trials of OXYGENT and LIQUIVENT and to prepare a New Drug Application filing package for IMAGENT. The balance of the net proceeds will be used for working capital and other general corporate purposes and limited research and development for PULMOSPHERES. The amounts actually expended for each purpose and the timing of such expenditures may vary significantly depending upon various factors including, but not limited to, the results and timing of our clinical development, the launch of new products, governmental or regulatory changes, the role of corporate partners and technological advances and competition by others. In addition, there can be no assurance that any product developed or introduced by us will be commercialized or that funds will be sufficient to develop successful products.

     We expect to use all of the net proceeds from this offering for the purposes described above, and we will require substantial additional funds in the future in order to continue our development programs and to manufacture and market any future products. We anticipate that existing cash balances and interest income thereon, together with the net proceeds of this offering will be adequate to satisfy our capital requirements through December 1999 (assuming we raise at least $20,000,000).

     Pending such uses, we intend to invest the net proceeds of this offering in short-term, investment grade securities.

                                      DILUTION

     As of December 31, 1998, the net tangible book value of Alliance was approximately $42.3 million, or $1.20 per share. "Net tangible book value per share" represents the amount of total tangible assets of the Company reduced by the total liabilities and divided by the number of shares of common stock outstanding (after giving effect to the conversion of the outstanding shares of preferred stock into common stock at an assumed weighted average conversion price of $4.86 per share). After giving effect to the sale of the 10,000,000 shares of common stock offered in this offering at a public offering price of $2.75 per share, the pro forma net tangible book value of the common stock as of December 31, 1998 (after deducting the placement fees and estimated expenses of this offering) would have been approximately $67.6 million, or $1.49 per share. This represents an immediate increase in net tangible book value of $0.29 per share to existing shareholders and an immediate dilution of $1.26 per share to new investors purchasing shares of common stock in this offering. "Dilution per share" represents the difference between the price per share of common stock paid by the new investors in this offering and the net tangible book value per share at December 31, 1998 as adjusted to give effect to the sale of 10,000,000 shares in this offering.

     The following table illustrates the dilution per share taking into account estimated expenses of this offering:

--------------------------------------------------------------------------------
Public offering price per share                                      $2.75
--------------------------------------------------------------------------------
Net tangible book value per share as of Decemeber 31, 1998           $1.20
--------------------------------------------------------------------------------
Increase to present shareholders attributable to this offering       $0.29
--------------------------------------------------------------------------------
Pro forma net tangible book value per share after this offering      $1.49
--------------------------------------------------------------------------------
Dilution to investors in this offering                               $1.26
--------------------------------------------------------------------------------


     To the extent fewer than 10 million shares are sold in this offering, the dilution to new investors would be increased.

                                PLAN OF DISTRIBUTION

     We are offering the common stock on a best efforts basis only to selected institutional and other investors. However, we cannot be certain that we will be able to sell all of the shares offered, and it is possible that we will close this offering for less than the 10,000,000 shares being offered.

     All investor funds will be deposited into an escrow account established on the investors' behalf pending effectiveness of the registration statement and issuance of the shares. No investor funds may be accepted by us until the registration statement is declared effective. We will deposit the shares with the Depository Trust Company upon receiving a notice from the escrow agent. The shares will then be credited to the respective accounts of the investors.

     If, for any reason, the offering is terminated, then all funds that were deposited into escrow will be returned to investors.

     Cruttenden Roth Incorporated has agreed to act as placement agent in connection with the offering, to solicit indications of interest from investors. Cruttenden Roth has no obligation to buy any shares in the offering.

     We have agreed to pay Cruttenden Roth a fee up to 7.5% of the proceeds of this offering. In addition, we will issue to Cruttenden Roth at the closing of the offering, warrants to purchase common stock in an amount up to 10% of the shares of common stock sold in this offering to investors solicited by Cruttenden Roth. The warrants will be exercisable for a period of five years from the closing of the offering with an exercise price equal to 120% of the public offering price per share. We also agreed to reimburse Cruttenden Roth for its expenses that it incurs in connection with the offering and to indemnify Cruttenden Roth against certain liabilities under the Securities Act. The Chairman and Chief Executive Officer of Cruttenden Roth is the brother of both the President and the Chief Executive Officer of Alliance.

                                   LEGAL MATTERS

     The legality of the issuance of the shares of common stock offered hereby will be passed upon for Alliance by Stroock & Stroock & Lavan LLP.

                                      EXPERTS

     Ernst & Young LLP, incdpendent audtiors, have audited our consolidated financial statements included in our annual report on Form 10K/A for the year ended June 30, 1998, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in
Note 1 to the consolidated financial statements), which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                      PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses in connection with the offering, all of which will be borne by the Registrant, are as follows:

     SEC Registration Fee......................................       $  7,812
                                                                      ----------
     Blue Sky Fees and Expenses................................          5,000
                                                                      ----------
     Legal Fees and Expenses...................................         30,000
                                                                      ----------
     Accounting Fees and Expenses..............................         15,000
                                                                      ----------
     Miscellaneous.............................................         42,188
                                                                      ----------
       Total...................................................       $100,000
                                                                      ----------
                                                                      ----------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Reference is made to Article VI of the By-Laws of the Company (filed as Exhibit 3(b) to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1989) and to Sections 721-727 of the New York Business Corporation Law, which, among other things and subject to certain conditions, authorize the Company to indemnify each of its officers and directors against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such officers or directors.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

       (a)  List of Exhibits
     1.1    Form of Placement Agency Agreement+
     1.2    Form of Escrow Agreement+
      5. Opinion of Stroock & Stroock & Lavan, counsel for Registrant.+ 23.(a) Consent of Stroock & Stroock & Lavan (included in Exhibit 5 hereof).+
        (b) Consent of Ernst & Young LLP, Independent Auditors.*
     24.    Power of Attorney. (on signature page)

---------
  *  Filed herewith
  +  To be filed by amendment

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange

Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b)  The undersigned registrant hereby undertakes that:

               (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

               (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (d)  The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                    (i) To include any prospectus required by Section 10(c)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               PROVIDED, HOWEVER, that paragraphs (d)(1)(i) and (d)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                     SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on April --, 1999.

                                   ALLIANCE PHARMACEUTICAL CORP.
                                   (Registrant)

Date: April 15, 1999              By:   /s/
                                        -------------------------------------
                                        Theodore D. Roth
                                        President and Chief Operating Officer

                              POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Duane J. Roth and Theodore D. Roth, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, agent, or their substitutes may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

/s/                         Chairman and Chief Executive Officer    April 15, 1999
--------------------------
 Duane J. Roth

/s/                         Director, President and Chief
--------------------------  Operating Officer                       April 15, 1999
 Theodore D. Roth

/s/                         Chief Financial Officer,
--------------------------  Treasurer and Chief                     April 15, 1999
 Tim T. Hart                Accounting Officer

/s/
--------------------------
 Pedro Cuatrecasas, M.D.    Director                                April 15, 1999

                                      -4-


/s/
--------------------------
 Carroll O. Johnson         Director                                April 15, 1999

/s/
--------------------------
 Stephen M. McGrath         Director                                April 15, 1999

/s/
--------------------------
 Helen M. Ranney, M.D.      Director                                April 15, 1999

/s/
--------------------------
 Thomas F. Zuck, M.D.       Director                                April 15, 1999

/s/
--------------------------
 Donald E. O'Neill          Director                                April 15, 1999

/s/
--------------------------
 Jean G. Riess, Ph.D.       Director                                April 15, 1999

                                      -5-